        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998.

                                            REGISTRATION NO. 33-53223
                                                             --------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                     PRE-EFFECTIVE
                                       AMENDMENT
                                       NO. 3 TO
                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                                    HARRIER, INC.
                  (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               DELAWARE                                8099

     (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL
      INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)

                                            2200 PACIFIC COAST HIGHWAY
                                                     SUITE 301
              87-0427731                  HERMOSA BEACH, CALIFORNIA  90254
  (I.R.S. EMPLOYER IDENTIFICATION NO.)            (310) 376-7721
                                         (ADDRESS, INCLUDING ZIP CODE, AND
                                          TELEPHONE NUMBER, INCLUDING AREA
                                          CODE, OF REGISTRANT'S PRINCIPAL
                                                 EXECUTIVE OFFICES)

                               KEVIN DE VITO, PRESIDENT
                              2200 PACIFIC COAST HIGHWAY
                                      SUITE 301
                           HERMOSA BEACH, CALIFORNIA  90254
                                    (310) 376-7721
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                OF AGENT FOR SERVICE)

                                      COPIES TO:
                               DANIEL K. DONAHUE, ESQ.
                           OPPENHEIMER WOLFF & DONNELLY LLP
                         500 NEWPORT CENTER DRIVE, SUITE 700
                           NEWPORT BEACH, CALIFORNIA 92660

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     / /__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /__________

                                 CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                               AMOUNT TO BE REGISTERED   PROPOSED MAXIMUM    PROPOSED MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE                                   OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION FEE
                  REGISTERED                                                 PER UNIT             PRICE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(1)                   270,000 Shares             $.79(2)           $214,093                $83.50(3)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Registration Statement Cover Page continues on following page.

---------------

(1) Represents shares of the $.001 par value common stock ("Harrier Common Stock") of Harrier, Inc. issuable to certain minority shareholders of COPE AG. The number of shares gives effect to the proposed one for 48 reverse split of the issued and outstanding shares of the Harrier Common Stock proposed to take place immediately prior to such issuance.


(2) Estimated for purposes of calculating the registration fee pursuant to Rule 457(f) based on the book value of COPE AG as of March 31, 1998, as prorated among the minority shareholders of COPE AG.


(3) The Registrant has paid a filing fee in connection with the original filing of the Proxy Statement/Prospectus to which this registration statement relates. Pursuant to Rule 457(b), no further filing fee is required to be paid in connection with the filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       PART II


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


DELAWARE STATUTES


     Section 145 of the Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:


     "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.


     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.


     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.


     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.


      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.


      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.


     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.


     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees). (Last amended by Ch.261,L.'94,eff.7-1-94.)"


CERTIFICATE OF INCORPORATION


     The Company's Certificate of Incorporation provides that the directors of the Company shall be protected from personal liability to the fullest extent permitted by law. The Company's Bylaws also contain a provision for the indemnification of the Company's directors (see "Indemnification of Directors and Officers - Bylaws" below).


BYLAWS


     The Company's Bylaws provide for the indemnification of the Company's directors, officers, employees, or agents under certain circumstances as follows:


     "7.1 AUTHORIZATION FOR INDEMNIFICATION. The Corporation may indemnify, in the manner and to the full extent permitted by law, any person (or the estate, heirs, executors, or administrators of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.


     7.2 ADVANCE OF EXPENSES. Costs and expenses (including attorneys' fees) incurred by or on behalf of a director or officer in defending or investigating any action, suit, proceeding or investigation may be paid by the Corporation in advance of the final disposition of such matter, if such director or officer shall undertake in writing to repay any such advances in the event that it is ultimately determined that he is not entitled to indemnification. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or by the stockholders, that, based upon the facts known to the Board or counsel at the time such determination is made, (a) the director, officer, employee or agent acted in bad faith or deliberately breached his duty to the Corporation or its stockholders, and (b) as a result of such actions by the director, officer, employee or agent, it is more likely than not that it will ultimately be determined that such director, officer, employee or agent is not entitled to indemnification.


     7.3 INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or applicable law.


     7.4 NON-EXCLUSIVITY. The right of indemnity and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any agreement for indemnification of or advancement of expenses to any director, officer, employee or other person may provide rights of indemnification or advancement of expenses which are broader or otherwise different from those set forth herein."


INDEMNITY AGREEMENTS


     The Company's Bylaws provide that the Company may indemnify directors, officers, employees or agents to the fullest extent permitted by law and the Company has agreed to provide such indemnification to its directors, Jurg Kehrli, Kevin DeVito and William Cordeiro, pursuant to written indemnity agreements.


ITEM 21.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a)  EXHIBITS



     Exhibit
     No.            Description
     -------        -----------
     3(i)           Articles of Incorporation (1)
                    Amendment to Articles of Incorporation

     3(ii)          Bylaws (1)

     5.1            Opinion re: legality (14)

     8.1            Opinion of ATAG Ernst & Young AG (14)

     8.2            Opinion of Raiskin & Revitz (14)

     10.1           Agreement with Licensia Export Trading Co. dated December
                    12, 1986 (2)

     10.2           Agreement with Erich Klemke dated June 6, 1988(3)


    10.3           Amendment to agreement with European Investment and Equity
                   Trading dated March 30, 1989 (5)

    10.4           Distribution agreement with Mobal AG, dated
                   January 17, 1989(4)

    10.5           1989 Stock Option and Stock Award Plan (1)

    10.6           Warrant Agreement dated as of November 13, 1989 among
                   Harrier, Inc. ASFAG AG and Martin S. Wohnlich (5)

    10.7           Agreement dated November 10, 1989 between Tibech AG and
                   Bioptron AG (5)

    10.8           Agreement dated February 7, 1990 between Tibech AG and
                   Bioptron AG  (5)

    10.9 Sales Agreement for HDC AG stock between Dr. Carl Odermatt and the Company (5)

    10.10          Distribution Agreement with Planeta, dated September 1, 1991
                   (with accompanying unofficial translation.  (6)

    10.11          Univ. of Michigan Agreement dated October 17, 1992.  (10)

    10.12          Univ. of Michigan Agreement dated March 18, 1992.  (10)

    10.13 Sale of Assets Agreement by and between the Registrant and a German Investor (8)

    10.14          Agreement to Dissolve Joint Research and Development Project
                   by and between the Registrant and Tecno-Bio CO., Ltd.  (9)

    10.15 Purchase and License Agreement of HDC AG by and between the Registrant and Tecno-Bio CO., Ltd. T (9)

    10.16          Harrier, Inc./American Diagnostica Inc. R&D Joint Venture
                   Agreement(11)

    10.17          Loan Agreement between New Capital Investment Fund and
                   Harrier, Inc. (12)

    10.18          Asset Transfer and Plan of Liquidation and Dissolution dated
                   June 30, 1997 between the Registrant, Naturade, Inc. and
                   DermaRay, LLC.  (13)

    10.19 Securities Purchase Agreement and Plan of Reorganization dated October 30, 1997 between Registrant and COPE AG. (13)

    10.20          Agreement dated October 30, 1997 between Registrant and New
                   Concept Therapeutics, Inc. (13)

    10.21          Subsidiaries of the Registrant(6)

    23.1           Consent of Oppenheimer Wolff & Donnelly LLP (14)

    23.2           Consent of Raimondo Pettit Group (14)

    23.3           Consent of ATAG Ernst & Young AG (14)

    23.4           Consent of Business Valuation Planning Group

    23.5           Consent of ATAG Ernst & Young AG (14)

    23.6           Consent of Raiskin & Revitz (14)

    99.1           Opinion of Business Valuation Planning Group


--------------
(1) Filed as an exhibit to Proxy Statement dated May 14, 1990, filed on May 16, 1990 (File No 1-9925), incorporated herein by reference.
(2) Filed as an exhibit to Report on form 10-K for the year-ended June 30, 1987, filed on March 18, 1988 (File No 1-9925), incorporated by reference.
(3) Filed as an exhibit to Report on form 10-K for the year-ended June 30, 1988, filed on November 3, 1988 (File No 1-9925), incorporated herein by reference.
(4) Filed as an exhibit to Report on form 10-K for the year-ended June 30, 1989, filed on October 13, 1989 (File No 1-9925), incorporated herein by reference.
(5) Filed as an exhibit to Report on form 10-K for the year-ended June 30, 1990, filed on October 13, 1990 (File No 1-9925), incorporated herein by reference.
(6) Filed as an exhibit to Report on form 10-K for the year-ended June 30, 1991, filed on October 13, 1991 (File No 1-9925), incorporated herein by reference.

(7) Filed as an exhibit to Report on form 8-K dated July 27, 1990,, filed on September 6, 1990 (File No 1-9925), incorporated herein by reference.
(8) Filed as an exhibit to Report on Form 8-K dated July 10, 1992, filed on July 31, 1992 (File No 1-9925), incorporated herein by reference.
(9) Filed as an exhibit to Report on form 8-K dated August 1, 1992, filed on August 26, 1992 (File No 1-9925), incorporated herein by reference.
(10) Filed as an exhibit to Report on form 10-K for the year-ended June 30, 1992, filed on October 24, 1992 (File No. 1-9925), incorporated herein by reference.
(11) Filed as an exhibit to Report on Form 10-K for the year-ended June 30, 1993, filed on November 25, 1993 (File No. 1-9925), incorporated herein by reference.
(12) Filed as an exhibit to Report on Form 10-K for the year-ended June 30, 1996, filed on December 3, 1996 (File No. 1-9925), incorporated herein by reference.
(13)  Filed as an exhibit to Report on Form 10-K for the year-ended June 30,
      1997, filed on December 10, 1997   (File No. 1-9925), incorporated herein
      by reference.
(14)  Previously filed.


      (b)  FINANCIAL STATEMENT SCHEDULES


           Financial Statement Schedules are omitted because they are not applicable or because the required information is contained in the Consolidated Financial Statements or the notes thereto.


      (c)  OPINIONS OR APPRAISALS


               Inapplicable.


ITEM 22.  UNDERTAKINGS.


          A.  The undersigned registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any additional or changed material information on the plan of distribution.


          (2) For determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


          C.  The undersigned registrant hereby undertakes:


          (1) For purposes of determining any liability under the Securities Act of 1933, the registrant shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective.


          (2) For determining any liability under the Securities Act of 1933, the registrant shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES


     Pursuant to the requirements of Securities Act, the registrant has caused this pre-effective amendment no. 3 to registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in City of Hermosa Beach, State of California, on August 7, 1998.


                                        HARRIER, INC.

                                             By: /s/Jurg Kehrli
                                                 -------------------------
                                                  Jurg Kehrli, Chairman


     Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 3 to registration statement has been signed by the following persons in the capacities and on the dates indicated:


Date:  August 7, 1998                    By  /s/Jurg Kehrli
                                             -------------------------
                                             Jurg Kehrli, Chairman

Date:  August 7, 1998                    By  /s/Kevin DeVito
                                             -------------------------
                                             Kevin DeVito, President and
                                             Director

                                         By
                                              -------------------------
                                              William P. Cordeiro, Director

Date:  August 7, 1998                    By  /s/Candace M. Beaver
                                             -------------------------
                                             Candace M. Beaver, Secretary and
                                             Chief Financial Officer